EXHIBIT (1)(b)

Registered Investment Adviser Agreement Cover Page

Adviser Name:

Sponsor Name:

Effective Date:

Adviser Information

Entity Type:

State of Incorporation / Formation:

Contact Name:

Email Address:

Mailing Address:

CRD:

Offering-Specific Definitions

Name of Offering:

“Issuer” is

“Securities” means: Interests in an LLC

Other Terms:

This Cover Page is incorporated by reference into the attached Agreement.

[Remainder Intentionally Blank; Signatures to Follow]

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The parties each cause this Agreement to be duly executed by an authorized representative of the Effective Date first stated above.

I am a Registered Investment Adviser and act as such under an agreement or power of attorney with the investor. I am fully aware of the financial situation, investment objectives, risk tolerance, income requirements, tolerance for illiquidity or potential losses of income or capital, and overall investment experience and investment limitations of each investor. I am capable of independently evaluating the investment risk of the orders I recommend. I certify that I have rendered my fiduciary responsibilities to each investor by acting in Good Faith, exercising a Prudent Person Standard of Care, and fulfilling my Duty of Loyalty, and I believe my recommendations to be suitable for each investor based upon the investor's Best Interests.

WEALTHFORGE SECURITIES, LLC	[ADVISER]

By:	By:

Name:	Name:

Title:	Title:

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Registered Investment Adviser Agreement

This Registered Investment Adviser Agreement (“Agreement”), is between WealthForge Securities, LLC, a Virginia limited liability company (“WealthForge”), and the Adviser identified above. The terms and conditions of this Agreement specifically govern the Offering described in the Cover Page upon full execution.

1.	Appointment of Adviser.

a.

The Issuer has contracted with WealthForge to perform certain services for the Offering under a Managing Agreement. Specifically, the Managing Agreement provides that WealthForge may obtain subscriptions from Prospective Subscribers through one or more registered investment advisers. “Prospective Subscriber” means an individual or entity that may desire to purchase Securities in the Offering.

b.

WealthForge desires to give the clients of Adviser the opportunity to purchase the Securities, and Adviser is willing and desires to provide its clients with information concerning the Securities and the procedures for subscribing for the Securities upon the following terms and conditions.

2.	Joint Representations, Warranties and Obligations. Each party represents and warrants for its own accord to the other as of the date of this Agreement and as of all times during the Term that:

a.

It has been duly organized and is a validly existing entity under the laws of its incorporation or organization and has been duly qualified to transact business in all states in which it is required to qualify and has all requisite authority to enter into this Agreement.

b.	This Agreement is duly authorized and is valid and binding on the party, and is enforceable in accordance with its terms.

c.

The services that the party provides for the benefit of the Offering will not result in a breach or violation of (i) orders, rules or regulations of a regulatory body or administrative agency with jurisdiction over the party or its affiliates; (ii) one or more agreements related to the party’s corporate governance; or (iii) one or more agreements binding on the party.

d.

The party will comply with all applicable laws, regulations and requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 (the “Exchange Act”), applicable state laws, and applicable regulatory authorities, including those of the Securities and Exchange Commission.

e.

The party shall conduct all of its efforts for offerings exempt from federal and state registration in conformity with the relevant federal exemption, including Regulation A or under Regulation D, Rule 506, as applicable, and related exemptions available under state securities laws.

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f.

WealthForge acknowledges that Adviser may receive compensation for its advisory services to its clients, or reimbursements of costs and charges incurred in the performance of its services, from a variety of sources, including Adviser’s clients. Adviser acknowledges and represents that it does not charge its clients a fee or charge based upon the sale of the Securities. Adviser represents and warrants that its fee arrangements would not be deemed excessive under applicable regulations. WealthForge and Adviser acknowledge that Adviser is not affiliated with WealthForge.

3.	WealthForge’s Obligations.

a.

WealthForge will deliver or have the Issuer deliver to Adviser copies of the Memorandum, as appropriate and necessary for Adviser to perform its services under this Agreement. “Memorandum” means the Issuer’s private placement memorandum, offering document or documents, including all exhibits, amendments, and supplements.

b.	WealthForge will provide the Adviser with information that WealthForge possesses as the Adviser reasonably requests to conduct due diligence on the Issuer and the Offering.

c.	WealthForge is, and during the Term of this Agreement will (i) be duly registered as a broker-dealer pursuant to the provisions of the Exchange Act; and (ii) be a member in good standing of FINRA.

4.	Adviser’s Obligations.

a.	Adviser shall not make representations to a Prospective Subscriber other than those contained in the Memorandum and supplemental sales literature the Issuer furnishes through WealthForge.

b.

When providing services under this Agreement, Adviser shall: (i) provide each Prospective Subscriber with a copy of the Memorandum; and (ii) upon initial communication with a Prospective Subscriber about an Offering, indicate to the Prospective Subscriber that the Adviser and Issuer will, during the course of the Offering, and prior to any sale, give the Prospective Subscriber and representative the opportunity to ask questions of and to receive answers concerning the terms and conditions of the Offering and to obtain additional information that the Issuer possesses, or may be obtained by it without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in the Memorandum.

c.

Adviser shall as promptly as practicable under the circumstances, bring to WealthForge’s attention if it becomes aware of a circumstance or fact that causes Adviser to believe that the Memorandum or other literature that Issuer distributes about the Offering, or that information a Prospective Subscriber provides to Issuer to make a subscription is materially inaccurate or misleading.

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d.

To the extent permitted by law or regulation, Adviser shall promptly notify WealthForge of the following in connection with an Offering: (i) the commencement or threat of any litigation or proceedings against Adviser or any of Adviser’s officers, members, managers, directors, shareholders, affiliates, or agents; (ii) regulatory inquiries into the Adviser’s business practices; and (iii) investor complaints against the Adviser.

e.	Adviser shall promptly notify WealthForge if Adviser’s representations and warranties in this Agreement become materially inaccurate.

f.

Adviser shall not make an agreement permitting the resale, repurchase, or distribution of Securities, unless Securities are properly registered and the sale complies with all applicable securities laws and regulations.

g.

Adviser shall have reasonable grounds to believe, based upon the information made available to it, that all material facts regarding Adviser’s client are adequately and accurately disclosed in the subscription agreement for the Offering and provide a basis for evaluating the purchase of the Securities. Adviser shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of Issuer, conflicts of interest and risk factors, appraisals, as well as any other information deemed pertinent by Adviser;

h.	Adviser, unless otherwise licensed, shall not act as a broker or dealer in connection with the purchase to be made by its client.

i.	Adviser will use every reasonable effort to assure that the Securities are purchased only by investors who:

i.	meet the investor suitability standards, including the requirement that such investors are accredited investors, and minimum purchase requirements set forth in the Memorandum;

ii.	can reasonably benefit from an investment in the Securities based on each prospective investor's overall investment objectives and portfolio structure;

iii.	are able to bear the economic risk of the investment based on each prospective investor's overall financial situation; and

iv.	have apparent understanding of:

the fundamental risks of the investment;

the risk that the prospective investor may lose the entire investment;

the lack of liquidity of the Securities;

the restrictions on transferability of the Securities;

the background and qualifications of the officers and directors of Issuer; and

the tax consequences of an investment in the Securities.

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j.

WealthForge or Sponsor or the managing broker-dealer may require use of an electronic platform to process subscriptions. Adviser shall cooperate with the processing of subscriptions through such an electronic platform if reasonably practical.

k.	Adviser is responsible for its use of or reliance upon any electronic signatures and all stamped signatures in any form.

l.

Adviser shall not attempt to obtain subscriptions funded from a discretionary account without the Potential Subscribers, the Sponsor’s, managing-broker dealer’s, and WealthForge’s written approval. Adviser shall not recommend or implement any transaction involving the purchase of Securities from any account without the required prior written approvals of the transactions by the investor.

m.	For each Offering, Adviser shall only make offers to Prospective Subscribers in states that WealthForge advises the Securities are authorized for sale.

5.	WealthForge’s Indemnification.

a.

WealthForge agrees to indemnify and hold harmless Adviser and its affiliates, and their owners, managers, members, partners, directors, officers, employees and agents (“Adviser Indemnitees”) against any and all loss, liability, damage and expense whatsoever, including legal fees and the costs of enforcing this indemnity (“Loss”) in connection with a third party action (a “Claim”) arising out of or based upon:

(i)	WealthForge’s gross negligence, willful misconduct or fraud; or

(ii)	WealthForge’s breach of Section 2, 3, or 9 of this Agreement.

6.	Adviser’s Indemnification.

a.

Adviser agrees to indemnify and hold harmless WealthForge and its managers, members, partners, directors, officers, employees and agents (“WealthForge Indemnitees”) against any and all Loss in connection with a Claim arising out of or based upon:

(i)	Adviser’s gross negligence, willful misconduct or fraud; or

(ii)	Adviser’s breach of this Agreement;

(iii)	Adviser’s use of electronic signatures in providing Prospective Subscriber documentation.

7.	Indemnification Procedures.

a.

An indemnifying party is relieved of its obligations of indemnification to the extent the Loss is caused by the negligence, willful misconduct or breach of this Agreement by the party seeking indemnification.

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b.

To receive the indemnities contained in this Agreement, the party seeking indemnification must promptly notify the indemnifying party of a Claim and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the Claim, provided that the indemnifying party may not settle a Claim requiring an admission of liability, obligation or payment by the indemnified party without the indemnified party’s prior written consent. The indemnified party, at its cost, may participate in the defense of the claim or action through counsel of its own choosing.

c.	The requirements in Section 7(b) do not apply to Claims against WealthForge Indemnitees relating to a proceeding by a regulatory authority, including, but not limited to, FINRA.

8.	Disclaimer and Limitations of Liability.

a.

Disclaimer. EXCEPT FOR THOSE EXPRESSLY STATED IN THIS AGREEMENT, WEALTHFORGE MAKES NO WARRANTIES TO ADVISER REGARDING ITS PROVISION OF SERVICES TO THIRD PARTIES, INCLUDING ISSUERS AND OTHER FINANCIAL INTERMEDIARIES.

b.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT DAMAGES OF ANY KIND, INCLUDING ANY LOSS OF PROFITS, LOSS OF USE, LOSS OF COST OR OTHER SAVINGS, INJURY OR DAMAGE SUFFERED OR COSTS AND EXPENSES INCURRED BY ANY OF THEM, OF ANY NATURE OR FROM ANY CAUSE WHATSOEVER, WHETHER SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL.

c.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE EXTENT PERMITTED BY LAW, THE AGGREGATE LIABILITY OF WEALTHFORGE ARISING IN CONNECTION WITH THIS AGREEMENT FOR DAMAGES, REGARDLESS OF THE FORM OF THE ACTION, WILL NOT EXCEED THE FEES PAID OR PAYABLE BY THE ISSUER TO WEALTHFORGE FOR ITS SERVICES UNDER THE MANAGING AGREEMENT ATTRIBUTABLE TO PROSPECTIVE SUBSCRIBERS THAT ADVISER INTRODUCES UNDER THIS AGREEMENT DURING THE SIX MONTHS PRIOR TO THE CLAIM ARISING.

d.

THE LIMITATIONS OF LIABILITY IN SECTION 8(b) and (c) DO NOT APPLY TO (I) THE PARTIES’ INDEMNIFICATION OBLIGATIONS TO EACH OTHER, PURSUANT TO SECTIONS 5 AND 6 OF THIS AGREEMENT; (II) A BREACH OF SECTION 9 OR 10 OF THIS AGREEMENT; OR (III) DAMAGES RESULTING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD. EXCEPT FOR IN THE CASE OF WEALTHFORGE’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, WEALTHFORGE’S ENTIRE LIABILITY RELATED TO WEALTHFORGE’S OBLIGATIONS UNDER SECTIONS 5 AND 9 IS LIMITED TO ONE MILLION DOLLARS.

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9.	Confidential Information.

a.

Each party agrees to (i) protect and treat as confidential the disclosing party's Confidential Information using the same care as it would in protecting its own information of a similar nature, but no less than reasonable care; (ii) to limit dissemination of such Confidential Information to persons within the party's business organization or that of its affiliates or services providers who have a need to use such Confidential Information in connection with the purpose or performance of their duties, who have been advised of the confidential nature thereof, and who have agreed to keep such information confidential as required herein or are under obligations of confidentiality imposed by law or rule or their professional obligations (“Authorized Recipients”). Each party will remain responsible for compliance with the provisions of this section by its Authorized Recipients.

b.	“Confidential Information” means all material non-public information of the disclosing party

(or third party non-public information provided to the disclosing party subject to restrictions on disclosure) including, without limitation, (i) of a party’s commercial, business, financial, strategic, legal, technical, operational, administrative and marketing information, intellectual property, know-how and other information or data in whatever form supplied, relating to a party, its subsidiaries, affiliated companies and its business; and (ii) summaries, memoranda, analysis, compilations, forecasts, studies or other documents which contain or otherwise reflect such information. WealthForge Confidential Information specifically includes the non-public information of third party securities issuers who have contracted with WealthForge to provide services for an Offering.

c.

A receiving party will have no obligation to maintain the other party’s Confidential Information where the receiving party can show that such information (i) was in the possession of the receiving party without any obligation of confidence prior to disclosure of information by the other party; (ii) is or becomes publicly available through no fault of the receiving party; (iii) was developed by the receiving party independent of this Agreement; or (iv) is required to be disclosed pursuant to a valid court order or demand of a regulatory authority or other governmental body, provided however, that, unless prohibited by law, the receiving party will first give written notice to the disclosing party, so that the disclosing party, at its sole expense, may seek appropriate legal remedies. In addition, either party may disclose, without prior notice, Confidential Information to any applicable regulatory authority as required or requested pursuant to regulation or in the course of an audit or examination. Adviser will treat this Agreement as Confidential Information of WealthForge, except as necessary to enforce its terms. Nothing in this Agreement prohibits either party from initiating communications directly with, or responding to any inquiry from, or providing testimony before the SEC, FINRA, any other self-regulatory organization, or any other state or federal regulatory authority regarding the other party’s actions under this Agreement.

d.

Adviser and WealthForge acknowledge that certain information made available to the other party or collected for the purposes of this Agreement may be nonpublic personal information under the Gramm-Leach-Bliley Act or other federal, state, and international privacy laws and related regulations (collectively, “Privacy Laws”). With regards to nonpublic personal information obtained under this Agreement, each party shall : (a) not disclose or use the information except as required to carry out the purposes of the Agreement or as otherwise permitted by the Privacy Laws; (b) establish and maintain procedures reasonably designed to ensure the security and privacy of all nonpublic personal information and to comply with all Privacy Laws; and (c) cooperate with the other party and provide reasonable assistance to the other parties’ compliance with the Privacy Laws.

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10.	Non-solicitation.

Each party agrees that it will not solicit, offer work to, employ, or contract with, one or more of the other party’s or its affiliates’ Team Members. The restriction in the prior sentence (i) applies during the Term and during the twelve (12) months immediately following the conclusion of Term; and (ii) does not apply to the hiring of a Team Member that responds to a general newspaper or Internet advertisement or other solicitations not targeting the Team Member. For purposes of this section, “Team Member” means an individual a party or its affiliate employs as a partner, employee or individual independent contractor and with which the other party comes into direct contact in the course of the Agreement.

11.	Term and Termination.
a.

Term. This Agreement shall terminate (i) upon the Issuer’s termination of the corresponding Offering; (ii) upon termination of the Managing Agreement; or (iii) as set forth in Section 10(b) below. To the extent that any duties are intended, either expressly or impliedly, to be performed subsequent to the closing of the Offering, the terms and conditions of this Agreement continue to apply to those obligations, and the parties shall perform as set forth in this Agreement.

b.

Early Termination. A party may end the Agreement upon five business days’ written notice to the other party. A party may terminate this Agreement immediately upon written notice for the other party’s material breach of this Agreement.

c.

To the extent that any duties are intended, either expressly or impliedly, to be performed subsequent to the closing of the Offering or to the termination of this Agreement, the terms and conditions of this Agreement continue to apply to those obligations.

d.	The period of time from the Effective Date through the date the agreement ends pursuant to Section 11(a) or (b), inclusively is the “Term.”

12.	Construction.
This Agreement shall be governed by, subject to, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to conflict of law provisions.

13.	Arbitration.

The parties hereby agree that any controversy arising out of or relating to this Agreement or any Offering will be settled by arbitration in accordance with FINRA’s rules then in effect, or, if FINRA declines jurisdiction or if FINRA arbitration jurisdiction does not apply to Adviser, then by arbitration before an arbitrator under the American Arbitration Association, and its Supplementary Procedures for Securities Arbitration, except (a) a party may seek injunctive or other equitable relief in any state or federal court of competent jurisdiction for any actual or alleged infringement of any intellectual property or other proprietary rights; (b) WealthForge may seek the payment of fees where the defendant resides or has assets; and (c) a party may bring a claim not exceeding $25,000.00 in the Richmond General District Court, located in Richmond, Virginia. Unless FINRA or American Arbitration Association rules apply and dictate otherwise and except as stated above, the venue for any dispute will be Richmond, Virginia. THE PARTIES EACH IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION ARISING FROM OR RELATING TO THIS AGREEMENT.

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14.	Severability.

This Agreement, including the Cover Page, sets forth the entire agreement between the parties with respect to the Offering and supersedes all prior agreements between the parties relating to Adviser’s role in the Offering. This Agreement may not be modified or amended except by written agreement. If a provision of this Agreement is declared to be invalid, the remaining provisions of this Agreement continue in full force and effect. Adviser may not assign this Agreement without WealthForge’s prior written consent. A waiver by either party of a provision of or right under this Agreement will not constitute a waiver of any other provision of or right under this Agreement. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which is deemed an original but all of which together will constitute one and the same agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. Nothing in this Agreement will be construed to create a partnership, joint venture, or other similar relationship between the parties.

15.	Notices.
The parties shall provide notice under this Agreement in writing in one of the following ways:
(a) by personal delivery or overnight delivery, which is effective immediately upon delivery;

(b) by certified mail, return receipt requested, which is effective three (3) business days after notice is sent; (c) by email, which is effective one (1) business day after the date successfully sent (subject to the notifying party having proof of successful transmission). WealthForge shall send notice to Adviser to the address specified on the Cover Page. Adviser shall send notice to WealthForge as follows:

WealthForge Securities, LLC
Attention: Chief Compliance Officer
3015 Moore Street, Suite 102
Richmond, VA 23230 legal@wealthforge.com

16.	Survival.
Sections 4(d), 4(e), 4(f), 4(k), and Sections 5 - 19 survive the termination or expiration of this Agreement.

17.	Third-Party Beneficiaries.

Issuer and the managing broker-dealer for each Offering and their respective owners, managers, members, partners, directors, officers, employees, agents, attorneys and accountants are third-party beneficiaries of Adviser’s obligations under this Agreement, including Adviser’s representations and warranties and indemnification obligations.

18.

This Agreement, or any supplement or amendment hereto, may be filed by the Issuer with the SEC, if such should be required, and may be filed with, and may be subject to the approval of, any applicable federal or state securities regulatory agencies if required.

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